Exhibit 15.3

July 2, 2021

Four Seasons Education (Cayman) Inc.

36th Floor, BM Tower

218 Wusong Road, Hongkou District

Shanghai 200080

People’s Republic of China

Dear Sirs,

We consent to the reference to our firm in Four Seasons Education (Cayman) Inc.’s Annual Report on Form 20-F for the year ended February 28, 2021, which will be filed with the Securities and Exchange Commission (the “SEC”) in July 2021. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report on Form 20-F for the year ended February 28, 2021.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ Fangda Partners

Fangda Partners